Exhibit 10.14

Indonesia Energy Corporation Limited

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of February 1, 2019 (the “Effective Date”), by and between Indonesia Energy Corporation Limited, a Cayman Islands exempted company (the “Company”) and Mirza F. Said, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiary and variable interest entity (collectively, the “Group”).

WHEREAS, the Executive has heretofore been appointed as the Company’s Chief Business Development Officer (the “CBDO”), and as of the Effective Date, the Company desires to enter into this Agreement to assure itself of the services of the Executive during the term of Employment (as defined below) upon the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to continue to be employed by the Company as its CBDO during the term of Employment and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	POSITION

As of the Effective Date, the Company shall employ the Executive as, and the Executive hereby accepts the position of, CBDO of the Company (the “Employment”) on the terms and conditions set forth herein.

2.	TERM

The term of the Employment shall be one (1) year commencing on the Effective Date and shall automatically renew on the Effective Date for successive one (1) year periods, unless terminated earlier pursuant to the terms of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Company will include all the duties and responsibilities typically associated with the office of Chief Executive Officer of a similarly sized, U.S. listed public companyin the oil and gas exploration and production sector. As CBDO of the Company, the Executive shall be responsible for, amongst other customary matters as may be determined from time to time by the Company’s Board of Directors (including any designated committee thereof, the “Board”), the duties and responsibilities as set out in APPENDIX A hereto (which Appendix is incorporated by reference herein and made a part hereof). During the term of his Employment, Executive shall report to and be responsible to the Chief Executive Officer of the Company (the “CEO”).

(b)	During the period beginning on the Effective Date and ending on (and subject to) the consummation of the Company’s contemplated registered initial public offering in the United States (such offering, the “IPO” and such period, the “Pre-IPO Period”), the Executive shall devote substantially all his working time, attention and skills to the performance of his duties to the Company and the Group. During the period beginning with the consummation of the IPO and thereafter during the term of Employment (such period, the “Post-IPO Period”), the Executive shall similarly devote substantially all his working time, attention and skills to the performance of his duties to the Company and the Group. At all times during the term of Employment, the Executive shall faithfully and diligently serve the Company and the Group in accordance with this Agreement, the Memorandum and Articles of Association of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

Indonesia Energy Corporation Limited

(c)	The Executive shall use his best efforts to perform his duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any member of the Group, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company or any member of the Group engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding less than one percent (1%) of the outstanding equity of any Competitor that is listed on any securities exchange or recognized securities market anywhere, so long (in each case) as such activities do not interfere with or create any conflict of interest for the Executive related to the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Executive shall notify the Company in writing of his interest in such shares or entities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	LOCATION

The Executive will be based in Jakarta, Indonesia. The Executive acknowledges and agrees that (a) the Company is headquartered in Jakarta, Indonesia, and that Executive will be required to be physically present at the Company’s headquarters in connection with the fulfillment of his duties to the Company and the Group and (b) the Executive’s responsibilities will require travel overseas.

6.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive’s initial pre-tax base salary shall be (i) USD$135,000 per year during the Pre-IPO Period and (ii) USD$204,000 per year during the Post-IPO Period, paid in nearly equal monthly installments in arrears in accordance with the Company’s regular payroll practices, and such compensation is subject to annual review and adjustment by the Board in its sole discretion.

(b)	Bonus. The Executive shall be eligible for cash bonuses as determined by the Board in its sole discretion.

(c)	Equity Incentives. To the extent the Company adopts and maintains an equity incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Board. Concurrently with the execution of this Agreement, the Company and the Executive shall enter into a share option agreement under which Executive shall be awarded options to purchase 400,000 ordinary shares of the Company on the terms set forth therein.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Companythat currently exists or may be adopted by the Companyin the future, provided that all such plans shall be subject to review and approval by the Board.

Indonesia Energy Corporation Limited

(e)	Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of his duties under this Agreement; provided that he properly accounts for such expenses in accordance with the Company’s policies and procedures.

7.	TERMINATION OF THE AGREEMENT

(a)

By the Company.

(i) For Cause. The Company may terminate the Employment immediately for cause, at any time upon written notice to the Executive and without remuneration (unless notice or remuneration is specifically required by applicablelaw, in whichcase notice or remuneration will be provided in accordance with applicable law), if:

(1)          the Executive is convicted or pleads guilty to any felony or any crime involving moral turpitude;

(2)          the Executive has engaged in an act of fraud, misappropriation or embezzlement;

(3)          the Executive has been grossly negligent or acted dishonestly to the detriment of the Company or the Group;

(4)          the Executive has failed to perform his duties hereunder and such failure continues after the Executive is afforded not less than fifteen (15) days to cure such failure; or

(5)          the Executive violates Sections 8, 9 or 10 of this Agreement.

Upon termination for “cause”, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For Death and Disability. The Company may also terminate the Employment, at any time,immediately upon written notice to the Executive and without remuneration (unless notice or remuneration is specifically required byapplicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)          the Executive has died, or

(2)          the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon thirty (30) days’ prior written notice, during which period (unless the Company informs the Executive to the contrary in writing), the Executive shall perform such reasonable services as the Board may request in connection with his separation from the Company.

Indonesia Energy Corporation Limited

Upon termination without cause, the Executive shall be entitled to payment equal to (A) the amount of base salary earned and not paid prior to termination plus (B) such severance payments as may be mandated by Indonesian law (presently one month of base salary for every year worked with the Company) (the “Severance Payment”). The Executive will not be entitled to receive payment of any other severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(b)

By the Executive. The Executive may terminate the Employment at any time with thirty (30) days’ prior written notice to the Company without cause (during which time, unless otherwise requested by the Company, he shall continue to perform his duties and assist with transition matters as reasonably requested by the Company).

Upon the Executive’s effective termination of the Employment, the Executive shall also be entitled to the amount of base salary earned and not paid prior to termination.

(c)	Upon Change of Control. If Executive’s Employment is terminated by the Company or its successor within ninety (90) days of a Change of Control (as defined below), the Executive shall be entitled to receive the Severance Payment and the Executive will not be entitled to receive payment of any other severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law. As used herein, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended): (A) an acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)) or more than one Person acting as a group, immediately after which such Person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power or fair market value of the Company’s then outstanding Voting Securities; or (B) the consummation by the Company of (1) a merger, consolidation or reorganization involving the Company where the event described in clause (A) above would result; (2) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or (3) the conummation of the sale or other disposition of all or substantially all of the assets of the Company to any Person or more than one Person acting as a group (other than a transfer to a subsidiary of the Company).

(d)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(e)

Resignation on Termination; Release of Claims. Immediately upon the effective date any termination of Employment with the Company for any reason, Executive shall resign from membership on the Board of Directors or the board of directors of any Group member and from any and all offices Executive holds at any Group member. Executive’s receipt of the Severance Payment or any other severance payment shall be conditioned upon Executive’s execution of a customary release of claims against the Company and Group in the form approved by the Company.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company and the Group, or their affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, business plans (including with respect to the Group’s operations or contemplated operations by the Group), assets, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, financial and accounting information, information about the suppliers, joint ventures and other persons or entities with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Company, members of the Group, or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

Indonesia Energy Corporation Limited

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Group are property of the applicable Group member and subject to inspection by the Company, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to hiswork with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Group, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of any Group member any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and the Group and hold them harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Group may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on a member of the Group part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Group and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the Executive by the Company, the Executive agrees that during the term of the Employment and for a period of twelve (12) months following the termination of the Employment for whatever reason:

(a)	The Executive will not approach clients, customers or contacts of the Company or the Group, users of the Company’s or the Group’s services, or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company or the Group for the purposes of doing business with such persons or entities which will harm the business relationship between the Company or the Group and such persons and/or entities;

Indonesia Energy Corporation Limited

(b)	the Executive will not assume employment with or provide services as a director, consultant or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c)	the Executive will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any officer, director, or employee of or consultant to the Company or any member of the Group employed or engaged as at or after the date of such termination, or in the twelve (12) months preceding such termination.

The provisions contained in Section 9 are considered reasonable by the Executive in order to protect the legitimate business interest of the Company and the Group. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive acknowledges that there will be no adequate remedy at law, and the Company or the applicable member of the Group shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company or any applicable member of the Group shall have right to seek all remedies permissible under applicable law.

10.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement (including an severance payments) such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

12.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

Indonesia Energy Corporation Limited

14.	GOVERNING LAW; JURISDICTION

This Agreement and all issues pertaining to the Employment or the termination of the Employment shall be governed and construed in accordance with the laws of Cayman Islands without regard to choice of law principles. Any dispute regarding the Employment or this Agreement, other than any injunctive or equitable relief available under Sections 8 and 9 hereof, which cannot be resolved by negotiations between the Executive and the Company shall be submitted to, and solely determined by, final and binding arbitration. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre Rules (“Arbitration Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The arbitrator shall apply the laws of Cayman Islands with respect to the interpretation or enforcement of this Agreement, or to any claims involving the Employment or the termination of the Employment. All questions regarding whether or not a dispute is subject to arbitration will be resolved by the arbitrator. Arbitration shall be held in Jakarta, Indonesia, or such other place as the parties may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall award costs and attorney fees to the prevailing party. As part of this Agreement, Executive agrees that Executive may not participate in a representative capacity or as a member of any class of claims pertaining to any claim against the Company. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Company or the Executive may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

15.	AMENDMENT; SEVERABILITY

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. Executive agrees that if, for any reason, any provision hereof is unenforceable, such provision shall be interpreted to mean the maximum legally enforceable amount, and in any event the remainder of this Agreement will nonetheless remain binding and in effect.

16.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery, or (iv) by email,to the last known address of the other party, with communications to the Company being to the attention of the Board.

Indonesia Energy Corporation Limited

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.Photographic or electronic copies of such signed counterparts may be used in lieu of the originals for any purpose, and signed counterparts may be delivered by electronic means.

19.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, or he has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

20.	INDEMNIFICATION/INSURANCE

(a)	The Company shall obtain and maintain industry standard (for companies of similar size operating in a similar industry) Directors and Officers Insurance covering the Executive’s duties and responsibilities on behalf of the Company. The duration of such insurance shall include Executive’s term of Employment and a period consistent with standard industry practice for similarly-situated companies following the termination of Employment pursuant to Section 7 above.

(b)	In addition, the Company shall indemnify and hold the Executive harmless to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Memorandum and Articles of Association or applicable Cayman law (whichever is greater) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of his duties and obligations to the Company and the Group as an officer, director or employee from and after the Effective Date.

(c)	The obligations of the Company under this Section 20 shall survive the termination of Executive’s Employment.

[Remainder of this page has been intentionally left blank.]

Indonesia Energy Corporation Limited

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Indonesia Energy Corporation Limited

Signature:	/s/ Wirawan Jusuf
Name:	Wirawan Jusuf
Title:	Chief Executive Officer

Executive

Signature:	/s/ Mirza F. Said
Name:	Mirza F. Said

Witness:

Name:

Indonesia Energy Corporation Limited

Appendix A

Summary:

The Chief Business Development Officer (“CBDO”) will provide strategic leadership to the Company and be responsible for driving growth and profitability across the Group. The CBDO will work closely with the CEO and the Board to develop and implement the strategic and operating plans to achieve long-term sustainable growth for the Company. The CBDO will oversee and lead global strategic planning for growth through business development activities.

Description of duties:

1.	Overall mission:

a.	Develop long-range strategic plans, annual operating plans and budgets for the Company and the Group, emphasizing long-term financial return and shareholder value; and
b.	Provide critical data, insights and latest updated and trends within the energy industry; and
c.	Support and assist the COO on the day-to-day operations of the Company.

2.	Business development:

a.	Advise the CEO and other officers on all corporate development matters, sharing knowledge to assist on key business decisions;
b.	Assess new market and growth opportunities through management and analysis of the Company to maximize the use of available resources;
c.	Build and maintain high-level contacts with current and prospective customers, government, stakeholders as well as other business and project partners;
d.	Lead high level contract negotiations;
e.	In conjunction with the Chief Investment Officer, seek and develop strategic relationships (including potential merger and acquisition targets or other strategic partnerships) to accelerate achievement of the Company’s business strategies and objectives;
f.	Define, create and implement decision support tools to foster more efficient and optimal decisions for the Company’s management team, including potential shifts in business strategy to optimize market opportunities;
g.	Drive growth and margin expansion in the Company’s core businesses and through the development and implementation of strategic partnerships and capital investments; and
h.	Assess the Company and the Group’s productivity improvement and cost control measures to improve Company’s financial performance and results of operations.

3.	General responsibilities:

a.	Foster a corporate culture that promotes ethical practices, customer focus and service and encourages individual integrity;
b.	Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels; and
c.	Perform other functions related to the office of the CBDO or as may be requested by the CEO or the Board.